                                                                    EXHIBIT 99.1

AMERICAN ORIENTAL BIOENGINEERING INC. REPORTS RECORD QUARTERLY REVENUE AND EARNINGS AND PROVIDES GUIDANCE FOR FOURTH QUARTER 2006

REVENUES INCREASE 101.9% VERSUS LAST YEAR; NET INCOME INCREASES 103.5%; EPS INCREASES 50% TO $0.12

New York--November 14, 2006--American Oriental Bioengineering Inc. (AMEX: AOB)

Third Quarter 2006 Highlights:
     o    ORGANIC REVENUE GROWTH OF 63% DURING THE QUARTER
     o    CONSOLIDATED GROSS MARGINS IMPROVE 3.5% VERSUS LAST YEAR TO 66.9%
     o MANAGEMENT EXPECTS FOURTH QUARTER REVENUE TO BE IN THE RANGE OF $37 MILLION TO $39 MILLION AND AT LEAST $0.15 IN EPS

American Oriental Bioengineering Inc. (AMEX: AOB), a leading Chinese manufacturer and distributor of plant-based pharmaceutical and nutraceutical products, today announced financial results for the third quarter ended September 30, 2006.

Key Financial Indicators
(All numbers in thousands, except per-share amounts in USD)

                                Q32006     Q32005     Percent Change

Revenues                       $27,075    $13,407     101.9%
Cost of goods sold              $8,975     $4,912      82.7%
Gross Profit                   $18,099     $8,495     113.1%
Total Operating Expenses        $8,746     $3,857     126.8%
Income from Operations          $9,353     $4,639     101.6%
Net Income                      $7,551     $3,710     103.5%
EPS--Fully Diluted               $0.12      $0.08      50.0%

The U.S. Dollar amounts are calculated based on the average conversion rate of US $1 to 7.9087 RMB for the third quarter 2006 and US $1 to 8.0920 RMB for the third quarter 2005.

Third Quarter 2006 Results

For the third quarter 2006, the Company reported revenues of $27.1 million, an increase of 101.9 percent compared to $13.4 million in the third quarter of last year. The increase in total revenues for the quarter from last year was driven by strong organic growth in the Company's Plant-based Pharmaceutical (PBP) and Plant-based Nutraceutical (PBN) line of products and as a result of continuing momentum from the acquisition of Guangxi Lingfeng Pharmaceutical Co. Ltd. (GLP) earlier this year. During the third quarter, PBP sales, including GLP products, increased by 130.5 percent to $19.9 million compared to the third quarter last year. Sales of the Company's Cease Enuresis Soft Gel and Patch increased 117.8 percent to $6.6 million as compared to last year with sales of the Company's Shuanghuanlian Injection Powder increasing 51.5 percent to $6.5 million. GLP revenues totaled $5.2 million which improved 72 percent sequentially as compared to the second quarter 2006. There were no revenues from GLP during the third quarter of last year. Sales of PBN products in the third quarter 2006 totaled $7.2 million, representing a 50.3 percent increase from $4.8 million last year. PBN sales benefited from growth in several of the Company's products with the greatest impact as a result of an 82.4 percent increase versus the comparable quarter last year in the sale of Protein Peptide series products to $6.4 million. The Company continues to benefit from increased marketing efforts leading to better brand awareness and increased penetration.

"I am pleased to report that our business continues to experience strong momentum as we reported the highest quarterly revenue and net income in the Company's history as we continue to penetrate the Chinese market and reinvigorate consumer brand awareness for GLP products in the women's health market," commented Tony Liu, Chairman and CEO of AOB. "We are pleased with the performance of our most recent initiatives, which include increased advertising and the expansion of our distribution channels through the acquisition of HQPL, as AOB becomes a recognized brand across China. We believe our orders for GLP products scheduled for delivery in the fourth quarter will exceed our projection of $6 million announced at the end of September."

Cost of goods sold were $9.0 million during the third quarter, representing an increase of 82.7 percent, compared to $4.9 million in the same period last year. Gross margins for the period were 66.9 percent compared to 63.4 percent last year as the Company improved gross margins through operating cost management, sourcing and an increase in operational efficiencies.

Total operating expenses for the third quarter were $8.8 million which represented an increase of 126.8 percent versus last year as the Company experienced growth in all expense items to support revenue growth. Advertising expense increased the largest on an absolute dollar and percentage basis to $3.6 million which was up 376.8 percent versus the comparable quarter last year as the Company looked to reinforce the benefits of its key PBP and PBN products in the market. Selling and marketing expense increased 162.4 percent to $2.2 million as the Company increased several functions consistent with further growth in the business. General and administrative expenses increased 14.6 percent year over year to $2.2 million and decreased as a percentage of sales to
8.2 percent compared to 14.5 percent last year as management diligently controlled expense in this area and improved overall efficiency. As a result of strong revenue growth and gross margin expansion operating income increased
101.6 percent versus the comparable quarter last year to $9.4 million. Operating margins were 34.5 percent for the quarter which was relatively unchanged from last year but improved 3.8 percent from the second quarter 2006.

The Company's income tax rate decreased slightly to 20.2 percent compared to
23.3 percent last year as the Company benefited from favorable tax treatment surrounding the acquisition of GLP. Net income increased to 103.5 percent to $7.6 million or $0.12 per fully diluted share compared to $3.7 million or $0.08 last year. Earnings per share increased 50 percent versus the third quarter 2005.

For the nine month period ending September 30, 2006 revenues increased 98.0 percent to $69.2 million. Organic growth, which excludes the contribution from GLP, was 74.5 percent. PBP revenues increased 118.6 percent to $48.2 million. PBN revenues increased 62.9 percent to $21.0 million. Gross profit increased
107.1 percent to $46.0 million with gross margins of 66.5 percent compared to
63.6 percent last year. Gross margins increased as a result of the factors mentioned previously. Operating income for the nine month period was $22.8 million representing an 87.7 percent increase with operating margins of 32.9 percent as compared to 34.7 percent last year. Net income increased 99.1 percent to $18.4 million or $0.30 per weighted average fully diluted share compared to $9.2 million or $0.22 per weighted average fully diluted share for the comparable period last year. Earnings per share increased over 36 percent for the period.

The Company completed the quarter with $71.9 million in cash which increased $14.3 million from the end of 2005. Total debt at the end of the third quarter was $11.0 million versus $3.7 million at the end of 2005 with the increase primarily as a result of the GLP acquisition. Inventory increased 19.8 percent to $12.6 million versus the third quarter last year. Accounts receivable increased 24.3 percent to $9.6 million with respective Days Sales Outstanding
(DSO) decreasing 30 days from the third quarter 2005 to 32 days. As a result of a significant increase in net income through the first nine months of 2006 and improving working capital management, cash flow from operations was $15.1 million with respective free cash flow of $11.8 million. Shareholders equity improved 55.9 percent from the end of 2005 to $141.2 million.

Mr. Liu concluded, "Based on improving visibility and confidence in our business we are going to begin providing quarterly revenue and earnings per share guidance beginning with our fourth quarter 2006 results. At this time we expect the fourth quarter revenue to be in the range of $37 million to $39 million with diluted earnings per share of at least $0.15, which would represent approximately 88 percent to 98 percent revenue growth from the comparable quarter last year with EPS increasing approximately 67 percent versus last year."

Based on the Company's fourth quarter 2006 financial expectations, revenue for the 2006 fiscal year is anticipated to be in the range of $106 million to $108 million. Fiscal 2006 EPS is anticipated to be at least $0.45 per fully diluted share.

Conference Call Information

Management will conduct a conference call on November 14, 2006 to announce final third quarter 2006 results. During that time management will provide further financial details in regards to the third quarter.

The conference call will take place at 4:45 p.m. EST. Interested participants should call 888-243-1152 when calling within the United States or 973-582-2868 when calling internationally. There will be a playback available until Nov 21, 2006. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8024117 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at American Oriental Bioengineering's Web site at HTTP://WWW.BIOAOBO.COM. The webcast may also be accessed at ViaVid's Web site at WWW.VIAVID.NET. The webcast can be accessed until December 14, 2006 on either site.

About American Oriental Bioengineering Inc.

American Oriental Bioengineering, Inc. is engaged in the development and production of plant-based pharmaceutical products and plant-based nutraceutical products widely distributed throughout China. For more information, visit http://www.bioaobo.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, performance and results of operations, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:

American Oriental Bioengineering Inc.           HC International

Wilfred Chow, (212) 786-7568                    Matt Hayden, (858) 704-5065

wchow@bioaobo.com                               matt@haydenir.com
-----------------                               -----------------


                                   AMERICAN ORIENTAL BIOENGINEERING INC. AND SUBSIDIARIES
                                       CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
                                              COMPREHENSIVE INCOME (UNAUDITED)


                                                           THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                              SEPTEMBER 30,                        SEPTEMBER 30,
                                                   ----------------------------------    ----------------------------------
                                                        2006                2005              2006                2005
                                                   --------------      --------------    --------------      --------------
                                                  $   27,075,059      $   13,407,237    $   69,238,089      $   34,962,489
REVENUES
COST OF GOODS SOLD                                     8,975,986           4,911,990        23,190,350          12,728,309
                                                   --------------      --------------    --------------      --------------
GROSS PROFIT                                          18,099,073           8,495,247        46,047,739          22,234,180

Selling and marketing                                  2,230,490             850,167         5,896,617           2,055,988
Advertising                                            3,607,212             756,541         8,844,564           2,160,625
General and administrative                             2,223,335           1,939,514         6,781,231           4,968,708
Depreciation and amortization                            685,329             310,267         1,756,574             919,195
                                                   --------------      --------------    --------------      --------------

INCOME FROM OPERATIONS                                 9,352,707           4,638,758        22,768,753          12,129,664

INTEREST INCOME (EXPENSE), NET                           106,804             197,150           550,057              40,074
OTHER INCOME, NET                                          6,379                 577            15,540              (6,700)
                                                   --------------      --------------    --------------      --------------
INCOME BEFORE INCOME TAXES                             9,465,890           4,836,485        23,334,350          12,163,038

INCOME TAXES                                           1,915,266           1,126,721         4,922,419           2,914,367
                                                   --------------      --------------    --------------      --------------

NET INCOME                                             7,550,624           3,709,764        18,411,931           9,248,671
                                                   --------------      --------------    --------------      --------------

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain                        949,154           1,004,774         1,587,449           1,004,774
Income tax expense related to other
    comprehensive income                                (142,373)           (150,716)         (238,117)           (150,716)
                                                   --------------      --------------    --------------      --------------

TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX             806,781             854,058         1,349,332             854,058
                                                   --------------      --------------    --------------      --------------

COMPREHENSIVE INCOME                              $    8,357,405      $    4,563,822    $   19,761,263      $   10,102,729
                                                   ==============      ==============    ==============      ==============

NET INCOME PER SHARE
     BASIC                                        $         0.12      $         0.08    $         0.30      $         0.22
     DILUTED                                      $         0.12      $         0.08    $         0.30      $         0.22

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
     BASIC                                            62,704,918          44,000,009        62,200,836          41,239,172
     DILUTED                                          62,849,767          44,076,235        62,328,290          41,267,329


                                       5

                              AMERICAN ORIENTAL BIOENGINEERING INC. AND SUBSIDIARIES
                                       CONDENSED CONSOLIDATED BALANCE SHEETS


                                                      ASSETS
                                                      ------
                                                                         SEPTEMBER 30,             DECEMBER 31,
                                                                             2006                      2005
                                                                       ----------------          ----------------
                                                                           UNAUDITED
CURRENT ASSETS
Cash and cash equivalents                                             $     71,864,421          $     57,532,049
Accounts receivable, net of reserve of $40,428 and $266,248 at
   September 30, 2006 and December 31, 2005, respectively                    9,556,783                 8,168,420
Inventories, net of $870,297 and $842,112 provision for
   obsolete inventories at September 30, 2006 and December 31,
   2005, respectively                                                       12,590,684                 4,916,500
Advances to suppliers and prepaid expenses                                   2,475,692                 3,494,320
Other receivables                                                              716,055                   102,611
Due from employees                                                             857,440                   409,159
Deferred consulting expenses                                                   285,450                   752,620
                                                                       ----------------          ----------------
           Total Current Assets                                             98,346,525                75,375,679
                                                                       ----------------          ----------------

LONG-TERM ASSETS
Plant and equipment, net                                                    29,985,832                13,386,439
Land use rights, net                                                        32,739,015                 7,925,763
Construction in progress                                                     1,635,041                 1,655,349
Deferred tax assets                                                          1,712,047                   614,336
License, net                                                                   403,037                   464,673
GOODWILL                                                                     2,197,553                         -
LONG-TERM INVESTMENT AND ADVANCE                                               208,131                         -
                                                                       ----------------          ----------------
           Total Long-Term Assets                                           68,880,656                24,046,560
                                                                       ----------------          ----------------

   TOTAL ASSETS                                                       $    167,227,181          $     99,422,239
                                                                       ================          ================


                                                        6

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
                                       ------------------------------------

                                                                         SEPTEMBER 30,             DECEMBER 31,
                                                                             2006                      2005
                                                                       ----------------          ----------------
                                                                           UNAUDITED
CURRENT LIABILITIES
Accounts payable                                                      $      2,025,538          $      1,230,767
Other payables and accrued expenses                                          2,844,270                 1,604,096
Taxes payable                                                                1,738,312                 1,485,872
Short-term bank loans                                                        8,218,797                 3,717,380
Current portion of long-term bank loans                                      1,307,577                         -
Customer deposits                                                            1,754,576                   355,975
Notes payable                                                                  379,947                         -
Stock to be issued                                                             228,642                   141,044
Other liabilities                                                            1,455,471                    27,036
                                                                       ----------------          ----------------
           Total Current Liabilities                                        19,953,130                 8,562,170
                                                                       ----------------          ----------------

LONG-TERM LIABILITIES
Long-term bank loans                                                         1,052,290                         -
Deferred tax liabilities                                                     4,980,999                   232,505
Other liabilities                                                               12,642                    23,018
                                                                       ----------------          ----------------
           Total Long-Term Liabilities                                       6,045,931                   255,523
                                                                       ----------------          ----------------

   TOTAL LIABILITIES                                                        25,999,061                 8,817,693
                                                                       ----------------          ----------------

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized;
   1,000,000 shares issued and outstanding at September 30, 2006
   and December 31, 2005, respectively                                           1,000                     1,000
Common stock, $0.001 par value; 150,000,000 shares authorized;
   63,865,788 and 57,109,188 shares issued and outstanding, at
   September 30, 2006 and December 31, 2005, respectively                       63,866                    57,109
Additional paid-in capital                                                  90,346,948                59,491,393
Retained earnings (the restricted portion of retained earnings
   is $4,104,115 at September 30, 2006 and December 31, 2005)               48,037,695                29,625,765
Accumulated other comprehensive income                                       2,778,611                 1,429,279
                                                                       ----------------          ----------------
Total Shareholders' Equity                                                 141,228,120                90,604,546
                                                                       ----------------          ----------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $    167,227,181          $     99,422,239
                                                                       ================          ================


                                                        7